UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 31, 2012, the independent members of the Board of Directors (the “Independent Board Members”) of AVEO Pharmaceuticals Inc. (the “Company”), upon the recommendation of the Company’s compensation committee (the “Compensation Committee”), took the following actions regarding the compensation of the Company’s executive officers:

1.	Approved 2011 annual cash incentive awards to each executive officer pursuant to the Company’s Annual Cash Incentive Plan and approved one-time recognition bonuses to certain executive officers, each as set forth below:

Name	2011 Annual Cash Incentive Plan Award		One-Time Recognition Bonus	Total 2011 Cash Incentive Plan Award and Bonus Payment	Total Cash Incentive Award and Bonus Payment as a Percentage of Target Cash Incentive Award
Tuan Ha-Ngoc, President and Chief Executive Officer	$382,200	(1)	$50,000	$432,200	147%
Michael Bailey, Chief Commercial Officer	$118,762	(2)	N/A	$118,762	124%
Elan Ezickson, Chief Operating Officer	$175,709	(3)	$20,000	$195,709	143%
Jeno Gyuris, Chief Scientific Officer	$111,038	(2)	N/A	$111,038	124%
David Johnston, Chief Financial Officer	$167,310	(3)	$20,000	$187,310	143%
William Slichenmyer, Chief Medical Officer	$185,887	(3)	$20,000	$205,887	142%

(1)	Established based on determination that 2011 corporate goals had been achieved at a level of 130%. The cash incentive award payment to Tuan Ha-Ngoc is based solely on the achievement of the Company’s corporate goals.
(2)	Established based on determination that 2011 corporate goals had been achieved at a level of 130% and individual goals had been achieved at a level of 100%.
(3)	Established based on determination that 2011 corporate goals had been achieved at a level of 130% and individual goals had been achieved at a level of 120%.

The Annual Cash Incentive Plan is designed to reward the Company’s executive officers upon the achievement of specified annual corporate and individual goals previously approved by the Independent Board

Members and Compensation Committee. For the fiscal year ended December 31, 2011, the Compensation Committee determined that the 2011 corporate goals had been achieved at a level of 130% of target. Upon recommendation by the Compensation Committee, the Independent Board Members used their discretion to approve the 2011 Annual Cash Incentive Plan awards at the recommended levels. In addition, in further recognition of corporate and individual performance, the Independent Board Members also approved the separate special one-time recognition bonuses to certain executive officers described above.

Further, as part of the Company’s annual performance review of its executive officers, the Independent Board Members promoted the Company’s Executive Vice President and Chief Business Officer, Elan Ezickson, to Executive Vice President and Chief Operating Officer, and promoted the Company’s Senior Vice President, Head of Research, Jeno Gyuris, to Senior Vice President and Chief Scientific Officer, each effective as of February 1, 2011.

2.	Established 2012 annual base salaries and 2012 target annual cash incentive award levels (expressed as a percentage of each executive’s 2012 annual base salary), as set forth below:

Name	2012 Annual Base Salary	Target Cash Incentive Award as a Percentage of 2012 Annual Base Salary (%)
Tuan Ha-Ngoc, President and Chief Executive Officer	$550,000	65%
Michael Bailey, Chief Commercial Officer	$330,427	40%
Elan Ezickson, Chief Operating Officer	$376,909	40%
Jeno Gyuris, Chief Scientific Officer	$323,935	40%
David Johnston, Chief Financial Officer	$339,848	40%
William Slichenmyer, Chief Medical Officer	$377,582	40%

Although they have determined the target annual cash incentive award levels for each executive officer named above, the Compensation Committee and Independent Board Members have not yet finalized the corporate and individual goals for the fiscal year ending December 31, 2012 upon which such cash incentive awards would be based. The Company will report such goals in a future filing with the Securities and Exchange Commission once they are so determined. After the end of the 2012 fiscal year, the Compensation Committee and the Independent Board Members will evaluate the performance of the Company and each executive officer against such goals and will determine the annual cash incentive awards, if any, to be granted.

Additional information regarding the compensation of the Company’s executive officers will be included in the Company’s proxy statement to be filed in connection with its 2012 annual meeting of stockholders.

Item 8.01	Other Items.

On January 31, 2012, the members of the Company’s Board of Directors, upon the recommendation of the Company’s nominating and governance committee, appointed Henri Termeer Chairman of the Company’s Board of Directors effective as of February 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: February 6, 2012	By:	/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc Chief Executive Officer